Exhibit 10.11

Execution Version

Dated	June 15, 2012

BCF S.A.S.

as Chargor

and

CITIBANK, N.A.

as Administrative Agent

SHARES CHARGE

26.	Notices	23

27.	Counterparts	24

28.	Governing law	24

29.	Jurisdiction	24

SCHEDULE 1	Particulars of the Shares

SCHEDULE 2	Form of Acknowledgment from Nominee	27

EXECUTION		29

THIS SHARES CHARGE is made on June 15, 2012

BETWEEN

(1)	BCF S.A.S. a company incorporated under the laws of France and registered with the Montpellier Registry of Commence and Companies under the number 423 565 662 (the “Chargor”); and

(2)	CITIBANK, N.A., as administrative agent and collateral agent for the Secured Parties on the terms and conditions set out in the Credit Agreement (the “Administrative Agent”, which expression shall include any person for the time being appointed as Administrative Agent for the purpose of and in accordance with, the Credit Agreement).

WHEREAS:

(A)	Further to a Credit Agreement (as defined below), the Lenders (as defined in the Credit Agreement have agreed to make available to the Borrowers (as defined in the Credit Agreement) facilities in maximum aggregate amounts of US$2,835,000,000 and EUR460,000,000 (the “Facilities”) subject to the terms and conditions set out in the Credit Agreement.

(B)	It is a condition subsequent to the Facilities being made available that the Chargor enters into this Shares Charge.

(C)	It is intended by the parties to this Shares Charge that this document will take effect as a deed despite the fact that a party may only execute this Shares Charge under hand.

(D)	The Administrative Agent is acting under and holds the benefit of the rights conferred upon it in this Shares Charge as administrative agent and collateral agent on trust for the Secured Parties,

NOW THIS SHARES CHARGE WITNESSETH as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Shares Charge:

“Administrative Agent” means Citibank, N.A., acting through one or more of its affiliates and branches, in its capacity as administrative agent and collateral agent under the Credit Agreement, or any successor administrative agent and collateral agent under the Credit Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Charged Portfolio” means the Shares and the Related Assets.

“Collateral Rights” means all rights, powers and remedies of the Administrative Agent provided by this Shares Charge or by law.

“Company” means Sino Concept Technology Limited, a company incorporated in Hong Kong with company number 300326.

“Credit Agreement” means the credit agreement dated 18 May 2012 made between, among others, Bausch & Lomb Incorporated, Bausch & Lomb B.V., WP Prism Inc. Citibank, N.A. as administrative agent, swing line lender and L/C issuer, and each lender from time to time party thereto, as amended, varied, novated or supplemented from time to time.

“Event of Default” means an Event of Default as defined in section 8.01 (Events of Default) of the Credit Agreement.

“International Guaranty” means the foreign subsidiary guaranty dated or about the date of this Shares Charge made between Bausch & Lomb B.V., certain subsidiaries of Bausch & Lomb B.V. and the Administrative Agent.

“Loan Parties” means, collectively, the Dutch Subsidiary Borrower and each Guarantor, and “Loan Party” shall be construed accordingly.

“Material Adverse Effect” has the meaning given to that term in the Credit Agreement.

“Receiver” means a receiver or receiver and manager of the whole or any pan of the Charged Portfolio.

“Related Assets” means:

(a)	all dividends, interest and other monies payable in respect of any or all of the Shares and/or other Related Assets, and

(b)	all other rights, benefits and proceeds in respect of or derived from any or all of the Shares and/or other Related Assets (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise).

“Secured Obligations” means any obligations of the Chargor under the International Guaranty, as limited pursuant to section 5.14(a) of the International Guaranty.

“Secured Parties” means any Receiver and the Secured Parties (as defined in the Credit Agreement) but only to the extent that any Loan Party owes any of the Secured Obligations to any of them.

“Shares” means ail of the shares in the share capital of the Company held by, to the order or on behalf of, the Chargor at any time.

1.2	Terms defined in International Guaranty

Unless defined in this Shares Charge or the context otherwise requires, a term defined in the International Guaranty has the same meaning in this Shares Charge or any notice given under or in connection with this Shares Charge, as if all references in such defined terms to the International Guaranty were a reference to this Shares Charge or such notice.

1.3	Construction

In this Shares Charge:

(a)	the principles of interpretation contained in section 1.02 (Other Interpretive Provisions) of the Credit Agreement shall apply mutatis mutandis to the construction of this Shares Charge;

(b)	any reference to the “Chargor”, the “Administrative Agent”, any or all of the “Lenders”, or any or all of the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests;

(c)	a “Loan Document” or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated (in each case, however fundamentally);

(d)	an Event of Default is “continuing” if it has not been waived or cured;

(e)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, joint venture, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(f)	a “regulation” includes any regulation, rule, official directive, request, or guideline (whether or not having the force of law but, if not. having the force of law compliance with which is customary for entities or persons such as the relevant entity or person) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g)	“US$” denotes the lawful currency of the United States of America; and

(h)	save where the context otherwise requires, references in tills Shares Charge to any Clause or Schedule shall be to a clause of or a schedule to this Shares Charge.

2.	COVENANT TO PAY

The Chargor covenants with the Administrative Agent that it shall discharge each of the Secured Obligations on their due date in accordance with their respective terms,

provided that neither such covenant nor the security constituted by this Shares Charge shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.

3.	CHARGE

The Chargor, as legal and beneficial owner, charges the Charged Portfolio by way of first fixed charge in favour of the Administrative Agent (for the benefit of the Secured Parties) as continuing security for the payment and discharge of the Secured Obligations.

4.	DEPOSIT OF CERTIFICATES AND OTHER DOCUMENTS

4.1	Deposit of certificates and other necessary action

The Chargor shall, immediately upon execution of this Shares Charge (and upon the acquisition by it of any Shares after the date of this Shares Charge), deposit (or procure to be deposited) with the Administrative Agent:

(a)	all certificates and other documents of title to the Shares;

(b)	undated sold note(s) and instrument(s) of transfer (executed in blank by or on behalf of the Chargor) in respect of the Shares; and

(c)	an acknowledgment from each person (if any) holding any of the Shares as its nominee in substantially the form set out in Schedule 2 (Form of Acknowledgement from Nominee).

4.2	Related Assets

The Chargor shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, warrants or other securities) in which the Chargor has a beneficial interest, procure the delivery to the Administrative Agent of:

(a)	all certificates and other documents of title representing such Related Assets;

(b)	undated sold note(s) and instrument(s) of transfer, in each case executed in blank by or on behalf of the Chargor, in respect of such Related Assets as the Administrative Agent may request; and

(c)	an acknowledgment from each person (if any) holding any such Related Assets as the Chargor’s nominee in substantially the form set out in Schedule 2 (Form of Acknowledgement from Nominee).

4.3	Nominees

Where any nominee holding any Share or Related Asset ceases to be or act as such, the Chargor shall procure that the successor nominee (or, if more than one, each successor nominee) shall forthwith execute and deliver to the Administrative Agent an acknowledgment in respect of such Share or (as the case may be) such Related Asset in substantially the form set out in Schedule 2 (Form of Acknowledgement from Nominee).

5.	VOTING RIGHTS AND DIVIDENDS

5.1	Voting rights prior to an Event of Default

Unless and until an Event of Default shall have occurred and be continuing, the Chargor shall be entitled to exercise all voting rights in relation to the Charged Portfolio provided that the Chargor shall not exercise (and shall procure that any nominee acting on its behalf does not exercise) such voting rights in any manner, or otherwise permit or agree to any variation of the rights attaching to or conferred by any of the Shares which would materially and adversely affect the rights of the Administrative Agent or the Secured Parties under this Shares Charge, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

5.2	Dividends prior to an Event of Default

Unless and until an Event of Default shall have occurred and be continuing, the Chargor shall be entitled to receive and retain all dividends, interest and other monies arising from the Charged Portfolio to the extent that such dividends, interest and other monies are permitted by. and otherwise paid or distributed in accordance with, the terms of the Credit Agreement.

5.3	Voting rights and dividends after an Event of Default

If an Event of Default shall occur and be continuing, the Administrative Agent may, at its discretion (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(a)	exercise (or refrain from exercising) any voting rights in respect of the Charged Portfolio;

(b)	apply all dividends, interest and other monies arising from the Charged Portfolio as though they were the proceeds of sale under this Shares Charge;

(c)	transfer the Charged Portfolio into the name of the Administrative Agent or such nominee(s) of the Administrative Agent as it shall require; and

(d)	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Portfolio including the right, in relation to any company whose shares or other securities are included in the Charged Portfolio, to concur or participate in:

(i)	the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(ii)	the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(iii)	the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in the manner and on the terms as the Administrative Agent thinks fit, and the proceeds of any such action shall form part of the Charged Portfolio.

5.4	Events of Defaults cured or waived

If all Events of Default have been cured or waived:

(a)	the Administrative Agent shall promptly repay to the Chargor (without interest) the balance of all cash dividends not already applied pursuant to section 8.03 (Application of Funds) of the Credit Agreement that the Chargor would otherwise have been permitted to retain pursuant to the terms of Clause 5.2 (Dividends prior to an Event of Default); and

(b)	the Chargor shall have the exclusive right to exercise the voting rights that the Chargor would otherwise have been authorised to exercise pursuant to the terms of Clause 5.1 (Voting rights prior to an Event of Default).

6.	REPRESENTATIONS AND WARRANTIES

The Chargor makes the following representations and warranties to the Administrative Agent (for and on behalf of the Secured Parties) and acknowledges that the Secured Parties have relied upon such representations and warranties:

(a)	It is the sole legal and beneficial owner of the Charged Portfolio free from any Lien other than any Lien expressly permitted under the Credit Agreement.

(b)	Save as otherwise expressly permitted by the Credit Agreement, neither it nor any of its nominees has assigned, sold, transferred or otherwise disposed of, or created, granted or permitted to subsist any restriction on the ability to transfer or realise all or any of its right, title and interest in the Charged Portfolio.

(c)	The Shares have been validly issued by the Company and are fully paid up and there arc no monies or liabilities payable or outstanding in relation to any of the Shares.

(d)	The particulars of the Shares as set out in Schedule 1 (Particulars of the Shares) arc accurate in all respects as at the date hereof and the Shares constitute the entire issued share capital of the Company.

(e)	The security created by this Shares Charge constitutes a valid security interest with first ranking priority and is not subject to any prior ranking or pari passu security.

(f)	Under the laws of its jurisdiction of incorporation, it is not necessary that this Shares Charge be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Shares Charge.

(g)	As at the date of this Shares Charge, it is not registered as a non-Hong Kong company under Part XI of the Companies Ordinance (Cap. 32), nor has it made any application to be so registered.

7.	UNDERTAKINGS

7.1	Authorisations

The Chargor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Administrative Agent of,

any Authorisation required under any law or regulation of any relevant jurisdiction to enable it to perform its obligations under this Shares Charge and to ensure the legality, validity, enforceability or admissibility in evidence in any relevant jurisdiction of this Shares Charge.

7.2	Compliance with laws

The Chargor shall comply in all respects with all laws to which it may be subject, if failure so to comply would impair its ability to perform its obligations under this Shares Charge.

7.3	Disposals and Negative pledge

The Chargor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of the whole or any pan of the Charged Portfolio and will not create or permit to subsist any security interest on any pan of the Charged Portfolio or otherwise deal with any part of the Charged Portfolio, save as may be expressly permitted under the Credit Agreement.

7.4	Calls on Shares

The Chargor undertakes to pay all calls or other payments when due in respect of any part of the Charged Portfolio. If the Chargor fails to make any such payment the Administrative Agent may make that payment on behalf of the Chargor and any sums so paid by the Administrative Agent shall be reimbursed by the Chargor within ten (10) Business Days (as defined in the Credit Agreement) of demand.

7.5	Non-Hong Kong company

If at any time after the date of this Shares Charge, the Chargor applies to have itself registered as a non-Hong Kong company under Part XI of the Companies Ordinance (Cap. 32) of Hong Kong, it shall forthwith notify the Administrative Agent. Without prejudice to the foregoing, upon its being registered as a non-Hong Kong company under Part XI of the Companies Ordinance (Cap. 32) of Hong Kong, it shall:

(a)	forthwith notify the Administrative Agent and provide it with the details of such registration; and

(b)	promptly (and in any case within five weeks after the date of such registration) take all steps to comply with the requirements under section 91(5) of the Companies Ordinance (Cap 32) of Hong Kong in respect of this Shares Charge and the security created hereby.

7.6	Information

The Chargor shall from time to time on request of the Administrative Agent, furnish the Administrative Agent with such information as the Administrative Agent may reasonably require about the Charged Portfolio, the Chargor’s business and affairs and its compliance with the terms of this Shares Charge.

8.	FURTHER ASSURANCE

8.1	Further assurance

The Chargor shall promptly execute (or procure the execution of) all documents (including without limitation transfers) and do all things (including without limitation the delivery, transfer, assignment or payment of all or pan of the Charged Portfolio to the Administrative Agent or its nominee(s)) that the Administrative Agent or any Receiver may reasonably specify for the purpose of (a) exercising any of the Collateral Rights, (b) securing or perfecting the Administrative Agent’s security over or title to all or any part of the Charged Portfolio, and/or (c) facilitating any dealings by the Administrative Agent or any Receiver pursuant to the powers granted to the Administrative Agent or such Receiver under this Shares Charge.

8.2	Event of Default

At any time upon or after the occurrence of an Event of Default which is continuing, the Chargor shall upon demand from the Administrative Agent (a) procure the transfer of the Charged Portfolio into the name of the Administrative Agent or its nominee(s), agents or such purchasers as the Administrative Agent shall direct and (b) execute all documents and do all other things that the Administrative Agent may require to facilitate the realisation of the Charged Portfolio.

9.	SECURITY ENFORCEMENT

9.1	Power of sale

At any time after the occurrence of an Event of Default (as long as it is continuing) or if the Chargor requests the Administrative Agent to exercise any of its powers under this Shares Charge, the security created by or pursuant to this Shares Charge is immediately enforceable and the Administrative Agent may, without prior authorisation from any court, in its absolute discretion (provided that the Administrative Agent shall provide the Chargor with notice thereof prior to or promptly after such exercise):

(a)	secure and perfect its title to all or any part of the Charged Portfolio (including transferring the Charged Portfolio into the name of the Administrative Agent or its nominees);

(b)	enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold, sell, or otherwise dispose of all or any part of the Charged Portfolio (at the time, in the manner and on the terms it thinks fit); and

(c)	whether or not it has appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by this Shares Charge on any Receiver or otherwise conferred by law on mortgagees or Receivers.

The Administrative Agent shall be entitled to apply the proceeds of that sale or other disposal, or any exercise of such powers, authorities and/or discretions, in accordance with the provisions of Clause 11 (Application of Monies).

9.2	Not as mortgagee in possession

Neither the Administrative Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Portfolio or be liable for any loss upon realisation or for any neglect, default or omission in connection with all or any part of the Charged Portfolio to which a mortgagee or mortgagee in possession might otherwise be liable.

9.3	No consolidation

Any restrictions on the consolidation of security shall be excluded to the fullest extent permitted by law and the Administrative Agent shall, so far as it shall be lawful, be entitled to consolidate all or any of the security interests constituted by this Shares Charge and/or its powers hereunder with any other Lien whether in existence at the date of this Shares Charge or created thereafter.

9.4	Certificate conclusive

A certificate in writing by an officer or agent of the Administrative Agent that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence of that fact in favour of a purchaser of all or any part of the Charged Portfolio.

10.	RECEIVER

10.1	Appointment and removal

After the occurrence of an Event of Default (as long as it is continuing) or if requested by the Chargor, the Administrative Agent may by writing (acting through an authorised officer of the Administrative Agent) without notice to the Chargor:

(a)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Portfolio;

(b)	remove (so far as it is lawfully able) any Receiver so appointed; and

(c)	appoint another person(s) as an additional or replacement Receiver(s).

10.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 10.1 (Appointment and removal) shall be:

(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes deemed to be the agent of the Chargor who shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Administrative Agent; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Administrative Agent from time to time.

10.3	Statutory powers of appointment

The powers of appointment of each Receiver shall be in addition to all statutory and other powers of appointment of the Administrative Agent provided by law (including, without limitation, the Conveyancing and Property Ordinance (Cap. 219) (as extended by this Shares Charge)) or otherwise and such powers shall remain exercisable from time to time by the Administrative Agent in respect of any part of the Charged Portfolio.

10.4	Powers of Receivers

In addition to the powers of the Administrative Agent conferred by Clause 9.1 (Power of sale), each Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up, insolvency or dissolution of the Chargor) have, in relation to the part of the Charged Portfolio in respect of which he was appointed (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

(a)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do (including without limitation the right, in relation to any company whose shares or other securities are included in such part of such Charged Portfolio, to concur or participate in any of the matters specified in Clause 5.3(d)(i) to (iii), in each case in such manner and on such terms as such Receiver may think fit, and the proceeds of any such action shall form pan of the Charged Portfolio);

(b)	the power to do all things (including without limitation bringing or defending proceedings in the name or on behalf of the Chargor) which seem to such Receiver to be incidental or conducive to (i) any of the functions, powers, authorities or discretions conferred on or vested in him or (ii) the exercise of the Collateral Rights (including without limitation realisation of such pan of the Charged Portfolio) or (iii) bringing to his hands any assets of the Chargor forming, or which when got in would be, part of such Charged Portfolio; and

(c)	all the powers conferred on him by general law (including, without limitation, the Conveyancing and Property Ordinance (Cap. 219) and the Companies Ordinance (Cap. 32)).

10.5	Powers in respect of Charged Portfolio

Without prejudice to the generality of the foregoing, each Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up. insolvency or dissolution of the Chargor) have the following powers in relation to the part of the Charged Portfolio (and any assets which, when got in, would be pan of such Charged Portfolio) in respect of which he was appointed (and every reference in this Clause 10.5 (Powers in respect of Charged Portfolio) to the “Charged Portfolio” shall be read as a reference to that part of the Charged Portfolio of the Chargor in respect of which such Receiver was appointed):

(a)	Take Possession

power to take immediate possession of, collect and get in all or any part of the Charged Portfolio, including without limitation all dividends, interests and other monies arising therefrom or accruing thereto (whether before or after the date of his appointment) and without prejudice to the foregoing, to cause to be registered all or any pan of the Charged Portfolio in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof;

(b)	Proceedings and Claims

power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any pan of the Charged Portfolio or this Shares Charge in the name of any or all of the Chargor or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

(c)	Deal with Charged Portfolio

power to sell, transfer, convey and/or dispose of all or any part of the Charged Portfolio (in each case with or without consideration) in such manner and on such terms as he thinks fit;

(d)	Voting Rights

exercise (or refrain from exercising) any or all of the voting rights in respect of the Charged Portfolio or any part thereof in such manner and on such terms as he thinks fit;

(e)	Appointment and Removal of Directors

complete, date and put into effect any sold notes, stock transfer form or instrument of transfer delivered in relation to the Charged Portfolio or any part thereof pursuant to Clause 4 (Deposit of Certificates and Other Documents), any letter of resignation, any undated resolution(s) of the board of directors of the Company and/or any other document(s) delivered pursuant to Clause 4 (Deposit of Certificates and Other Documents) and to exercise all powers of appointment and/or removal of the directors of the Company attaching to the Charged Portfolio or any part thereof;

(f)	Acquisitions

power to purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall in his absolute discretion consider necessary or desirable for the improvement or realisation of the whole or any part of the Charged Portfolio or otherwise for the benefit of the whole or any part of the Charged Portfolio;

(g)	Redemption of Security

power to redeem, discharge or compromise any Lien whether or not having priority to the security constituted by this Shares Charge or any part of it;

(h)	Covenants, Guarantees and Indemnities

power to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit. to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company seal(s) (if any) of the Chargor; and

(i)	Exercise of Powers in Chargor’s Name

power to exercise any of the above powers on behalf of and in the name of the Chargor (notwithstanding any winding-up, bankruptcy, insolvency or dissolution of the Chargor) or on his own behalf.

10.6	Consideration

In making any sale or other disposal of all or any pan of the Charged Portfolio or any acquisition in the exercise of their respective powers, a Receiver or the Administrative Agent may accept or dispose of as, and by way of consideration for, such sale or other disposal or acquisition, cash, shares, loan capital or other obligations in such amount as it shall deem appropriate, including without limitation consideration fluctuating according to or dependent upon profit or turnover, consideration the amount whereof is to be determined by a third party and consideration payable or receivable in a lump sum or by installments. Any contract for any such sale, disposal or acquisition by a Receiver or the Administrative Agent may contain conditions excluding or restricting the personal liability of such Receiver or the Administrative Agent.

11.	APPLICATION OF MONIES

11.1	Order of application

All monies received or recovered by the Administrative Agent or any Receiver pursuant to this Shares Charge or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Conveyancing and Property Ordinance (Cap. 219) (where applicable)) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to. the exercise of any of his powers, and thereafter shall be applied by the Administrative Agent (notwithstanding any purported appropriation by the Chargor) in accordance with section 8.03 (Application of Funds) of the Credit Agreement (provided that, for the purpose of this Clause 11, the reference to “Obligations” in section 8.03 (Application of Funds) of the Credit Agreement shall be treated as if replaced by the reference to “Secured Obligations” as defined herein).

11.2	Suspense account

All monies received, recovered or realised under this Shares Charge by the Administrative Agent or any Receiver or the powers conferred by it (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of any of the Secured Obligations in accordance with Clause 11.1 (Order of application).

11.3	Application by the Chargor

Any application under this Clause 11 (Application of Monies) shall override any application by the Chargor.

12.	PROTECTION OF PURCHASERS

12.1	Conclusive discharge

The receipt of the Administrative Agent or any Receiver shall be conclusive discharge to a purchaser of any part of the Charged Portfolio from the Administrative Agent or any Receiver.

12.2	No inquiry

No purchaser or other person dealing with the Administrative Agent or any Receiver shall be bound to inquire whether the right of the Administrative Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Administrative Agent or such Receiver in such dealings.

13.	POWER OF ATTORNEY

13.1	Appointment and powers

The Chargor hereby by way of security irrevocably (within the meaning of Section 4 of the Powers of Attorney Ordinance (Cap. 31)) appoints the Administrative Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to. at any time after and during the continuance of an Event of Default, execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(a)	carrying out any obligation imposed on the Chargor by this Shares Charge (including without limitation the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Portfolio); and

(b)	enabling the Administrative Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Shares Charge or by law (including without limitation, after the occurrence of an Event of Default which is continuing, the exercise of any right of a legal or beneficial owner of the Charged Portfolio).

13.2	Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers granted by or in relation to the Chargor.

14.	CHARGOR’S OBLIGATIONS

The obligations of the Chargor and the Collateral Rights shall not be discharged, impaired or otherwise affected by:

(a)	any winding-up, dissolution, judicial management, administration or re organisation of or other change in the Chargor or any other company, corporation, partnership or other person;

(b)	any of the Secured Obligations being at any time illegal, invalid, unenforceable or ineffective;

(c)	any time or other indulgence being granted to the Chargor or any other company, corporation, partnership or other person;

(d)	any amendment, variation, waiver or release of any of the Secured Obligations or any consent granted in respect thereof;

(e)	any failure to take, perfect or realise the value of any other collateral in respect of the Secured Obligations or any variation, compromise, renewal, release, discharge, exchange or substitution of any such collateral or any non- presentation or non-observance of any formality or other requirement in respect of any instrument;

(f)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of any Loan Party (other than an express release of the security constituted under this Shares Charge or an express release of the Chargor from its obligations under this Shares Charge);

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members of the Chargor or any other person,

(h)	any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case however fundamental and whatsoever nature and whether or not more onerous) or replacement of any Loan Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Loan Document or other document or security;

(i)	any other act, event, omission matter or thing which but for this provision would or might operate to impair, discharge or otherwise affect the obligations of the Chargor hereunder.

15.	EFFECTIVENESS OF COLLATERAL

15.1	Collateral Cumulative

The collateral constituted by this Shares Charge and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the

Administrative Agent or any other Secured Party may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law No prior security held by the Administrative Agent or any other Secured Party over the whole or any part of the Charged Portfolio shall merge into the collateral constituted by this Shares Charge.

15.2	No Waiver

No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any right, power or remedy of the Administrative Agent provided by this Shares Charge or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Administrative Agent provided by this Shares Charge or by law.

15.3	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Shares Charge is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Shares Charge not the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

15.4	No liability

None of the Administrative Agent, its nominee(s) or any receiver appointed pursuant to this Shares Charge shall be liable by reason of (a) taking any action permitted by this Shares Charge or (b) any neglect or default in connection with the Charged Portfolio or (c) the taking possession or realisation of all or any part of the Charged Portfolio, except in the case of gross negligence or wilful default upon its part.

15.5	Continuing security

(a)	The security from time to time constituted by this Shares Charge is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Administrative Agent.

(b)	No part of the security from time to time constituted by this Shares Charge will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

15.6	Immediate recourse

The Chargor waives any right it may have of first requiring the Administrative Agent or a Secured Party to proceed against or enforce any other rights or Lien or claim payment from any person before claiming from the Chargor under this Shares Charge. This waiver applies irrespective of any law or any provision of this Shares Charge to the contrary.

15.7	No prejudice

The security constituted by this Shares Charge and the rights, powers and remedies of the Administrative Agent provided by or pursuant to this Shares Charge or by law shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person by the Administrative Agent or any other Secured Party or by any variation of the terms upon which the Administrative Agent holds the security or by any other thing which might otherwise prejudice the security or any rights, powers and remedies of the Administrative Agent provided by or pursuant to this Shares Charge or by law.

15.8	Non-competition

Until the irrevocable discharge of the Secured Obligations referred to in Clause 16 (Release of security), the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Shares Charge:

(a)	to be indemnified by a Loan Party;

(b)	to claim any contribution from any guarantor of any Loan Party’s obligations under this Shares Charge or any other Loan Document; and/or

(c)	to take the benefit (in whole or in pan and whether by way of subrogation or otherwise) of any right of the Administrative Agent under this Shares Charge or the Administrative Agent or any other Secured Party under any other guarantee or other Loan Document or security taken pursuant to, or in connection with, this Shares Charge or any other Loan Document by the Administrative Agent or any Secured Party.

16.	RELEASE OF SECURITY

16.1	Release

Upon:

(a)	the Administrative Agent being satisfied that the Secured Obligations have been irrevocably discharged in full in accordance with the International Guaranty and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Loan Parties or any other person under any of the Loan Documents;

(b)	the Chargor ceasing to be a Guarantor as provided in section 5.10(b) of the International Guaranty provided that the Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise; or

(c)	any sale or other transfer by the Chargor of the Shares that is permitted under the Credit Agreement to any Person that is not the Parent Borrower or a

Guarantor (each as defined in the Credit Agreement), or upon the effectiveness of any written consent to the release of the security granted hereby pursuant to section 9.11 (Collateral and Guaranty Matters) of the Credit Agreement,

the Administrative Agent shall, at the request and cost of the Chargor, release and cancel all or the relevant portion of the security constituted by this Shares Charge, in each case, subject to Clause 16.2 (Avoidance of Payments) and without recourse to, or any representation or warranty by, the Administrative Agent or any of its nominees.

16.2	Avoidance of payments

If the Administrative Agent reasonably considers that any amount paid or credited to any Secured Party is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Chargor under this Shares Charge and the security constituted hereby shall continue and such amount shall not be considered to have been irrevocably paid.

17.	OTHER SECURITY INTERESTS

17.1	Redemption or transfer

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking security in case of exercise by the Administrative Agent or any Receiver of any power of sale under this Shares Charge the Administrative Agent may redeem such prior security or procure the transfer thereof to itself.

17.2	Accounts

The Administrative Agent may settle and pass the accounts of the prior security and any accounts so settled and passed will be conclusive and binding on the Chargor.

17.3	Costs of redemption or transfer

All principal monies, interest, costs (reasonably incurred), charges and expenses (reasonably incurred) of and incidental to any redemption or transfer will be paid by the Chargor to the Administrative Agent on demand together with accrued interest thereon as well as before judgment at the rate from time to time applicable to unpaid sums specified in the Credit Agreement from the time or respective times of the same having been paid or incurred until payment thereof (after as well as before judgment).

17.4	Subsequent interests

If the Administrative Agent (acting in its capacity as agent or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent Lien affecting all or any part of the Charged Portfolio or any assignment or transfer of the Charged Portfolio which is prohibited by the terms of this Shares Charge or the Loan Documents, all payments thereafter by or on behalf of the Chargor to the Administrative Agent (whether in its capacity as agent or otherwise) or any of the other Secured Parties shall he treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations as at the time when the Administrative Agent or such Secured Party received such notice.

18.	SET-OFF

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorised at any lime and from time to time, without prior notice to the Chargor, any such notice being waived by the Chargor, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by. and other Indebtedness at any time owing by. such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender. L/C Issuer or Affiliate of a Lender or L/C Issuer shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender. L/C Issuer or Affiliate, as the case may be, to or for the credit or the account of any Foreign Subsidiary of a U.S. Loan Party against the Obligations of the Parent Borrower or any other U.S. Loan Party. Each Lender and L/C Issuer agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Clause 18 (Set-off) are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

All defined terms in this Clause 18 (Set-off) have the meanings given to such terms in the Credit Agreement.

19.	EXPENSES, STAMP TAXES AND INDEMNITY

19.1	Expenses

The Chargor shall. promptly on demand of the Administrative Agent, reimburse the Administrative Agent for all the costs and expenses (including legal fees, which shall be reasonable in the case of paragraph (a)) on a full indemnity basis together with any goods and services tax. consumption tax, value added tax or any tax of a similar nature thereon incurred by it in connection with:

(a)	the negotiation, preparation and execution of this Shares Charge and the completion of the transactions and perfection of the security contemplated by this Shares Charge; and

(b)	the exercise, preservation and/or enforcement of any of the Collateral Rights or the security contemplated by this Shares Charge or any proceedings instituted by or against the Administrative Agent as a consequence of taking or holding the security or of enforcing the Collateral Rights, and such amounts shall carry interest from the date of such demand until so reimbursed at the rate specified in and in accordance with section 2.08(b) (Interest) of the Credit Agreement.

19.2	Stamp Taxes

The Chargor shall pay all stamp, registration and other taxes to which this Shares Charge, the security contemplated in this Shares Charge or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Administrative Agent on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

19.3	Indemnity

The Chargor shall, notwithstanding any release or discharge of all or any pan of the security, indemnify the Administrative Agent, its agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Shares Charge, the exercise of any of the rights and powers conferred on them by this Shares Charge or otherwise relating to the Charged Portfolio, provided that such indemnity shall not, as to an indemnified party, he available to the extent that such action, proceeding, claim, loss, liability or cost is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such indemnified party.

20.	PAYMENTS FREE OF DEDUCTION

All payments to be made to the Administrative Agent under this Shares Charge shall be made free and clear of and without deduction for or on account of tax unless the Chargor is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

21.	CURRENCY CONVERSION AND INDEMNITY

21.1	Currency conversion

For the purpose of or pending the discharge of any of the Secured Obligations, the Administrative Agent may convert any moneys received, recovered or realised or subject to application by the Administrative Agent or any Receiver pursuant to this Shares Charge from one currency to another and any such conversion shall be made at the Administrative Agent’s spot rate of exchange for the tune being for obtaining such other currency with the first currency (or such other rate of exchange as may be available to the Administrative Agent in the ordinary course of its business) and the Secured Obligations shall be discharged only to the extent of the net proceeds of such conversion received by the Administrative Agent.

21.2	Currency indemnity

If any sum (a “Sum”) owing by the Chargor under this Shares Charge or any order or judgment given or made in relation to this Shares Charge has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Chargor;

(b)	obtaining an order or judgment in any court or other tribunal;

(c)	enforcing any order or judgment given or made in relation to this Shares Charge, or

(d)	applying the Sum in satisfaction of any of the Secured Obligations,

the Chargor shall indemnify (through the Administrative Agent) each person to whom such sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Administrative Agent at the time of such receipt of such Sum.

22.	DISCRETION AND DELEGATION

22.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Shares Charge by the Administrative Agent or any Receiver may, subject to the terms and conditions of the Credit Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

22.2	Delegation

Each of the Administrative Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Shares Charge (including without limitation the power of attorney under Clause 13 (Power of attorney)) on such terms and conditions as it shall see fit which delegation shall not preclude either any subsequent exercise of such power, authority or discretion by the Administrative Agent or the Receiver itself or any subsequent delegation or revocation thereof.

23.	CHANGES TO PARTIES

23.1	No assignment or transfer by Chargor

The Chargor may not assign or transfer any or all of its rights (if any) and/or obligations under this Shares Charge.

23.2	Assignment or transfer by Administrative Agent

The Administrative Agent may assign and transfer all or any of its rights and obligations under this Shares Charge provided that it is acknowledged that such assignment or transfer shall not in any way prejudice the priority of the security constituted by this Shares Charge. Upon such assignment and transfer taking effect, the successor Administrative Agent shall be and be deemed to be acting as Administrative Agent for the Secured Parties for the purposes of this Shares Charge and in place of the former Administrative Agent.

23.3	Assignment of rights by Secured Party

Each Secured Party (other than the Administrative Agent) may assign all or any of its rights under this Shares Charge (whether direct or indirect) in accordance with any applicable provisions of the Loan Documents. The Chargor irrevocably and unconditionally confirms that:

(a)	it consents to any assignment or transfer by any Secured Party (other than the Administrative Agent) of its rights and/or obligations made in accordance with the provisions of the Loan Documents to which it is a party;

(b)	it shall continue to be bound by the terms of this Shares Charge, notwithstanding any such assignment or transfer; and

(c)	the assignee or transferee of such Secured Party (other than the Administrative Agent) shall acquire an interest in this Shares Charge upon such assignment or transfer taking effect.

23.4	Disclosure

Each Secured Party shall be entitled to disclose such information concerning the Chargor and this Shares Charge as such Secured Party considers appropriate to any actual or proposed direct or indirect successor/assignee/transferee or to any person to whom information may be required to be disclosed by any applicable law.

24.	PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Shares Charge, shall be the period of eighty years from the date of the Credit Agreement.

23.	MISCELLANEOUS

23.1	No assumption of obligation by Administrative Agent

Nothing contained in this Shares Charge shall constitute or be deemed to constitute an assumption or acceptance by the Administrative Agent (as agent for itself and the Lenders) of any obligations of the Chargor with respect to the Chargor’s rights, title and interest in and to the Charged Portfolio nor shall it be construed as a novation or settlement of any such obligations.

25.2	Chargor to remain liable

The Chargor shall remain liable to observe and perform all of conditions and obligations assumed by it in respect of any of the Charged Portfolio. The Administrative Agent shall not be required to perform or fulfil any obligation of the Chargor in respect of the Charged Portfolio or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled under any of the Charged Portfolio at any time or times.

25.3	Indemnity

The Chargor shall indemnify the Administrative Agent against claims by purchaser or any person because of defect in title to the Charged Portfolio.

26.	NOTICES

All communications and notices by one person to another under or in connection with this Shares Charge shall be in writing and shall be made in accordance with Section 10.02 (Notices and Other Communications: Facsimile Copies) of the Credit Agreement using the details listed below or such other details as each party may designate in a notice to the other parties:

If to the Chargor:

Address:	Le Millénaire II, 416 rue Samuel Morse, 34000
Montpellier, France
Fax number:	+ 33 (0)4 67 12 30 31
Attention:	Jean-Pierre Boudet, President

If to the Administrative Agent:

Address:	CITIBANK N.A., 1615 Brett Road, Building III,
New Castle, DE19720, USA
Fax number:	+1 212 994 0847
Attention:	Loan Administration

27.	COUNTERPARTS

This Shares Charge may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

28.	GOVERNING LAW

This Shares Charge is governed by and construed in accordance with the laws of Hong Kong.

29.	JURISDICTION

29.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong shall have non-exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of. or connected with this Shares Charge (including a dispute regarding the existence, validity or termination of this Shares Charge or the consequences of its nullity).

(b)	The parties hereto agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes between them and. accordingly, that they will not argue to the contrary.

(c)	This Clause 29.1 is for the benefit of the Administrative Agent only. As a result and notwithstanding Clause 29.1, nothing herein shall prevent the Administrative Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction to the extent allowed by law the Administrative Agent may take concurrent proceedings in any number of jurisdictions.

29.2	Waiver of immunity

The Chargor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and/or

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

29.3	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor hereto:

(a)

irrevocably appoints Sino Concept Technology Limited of Room 1502-07. 15th Floor. One Kowloon, 1 Wang Yuen Street. Kowloon Bay, Hong Kong, as its agent for service of process in relation to any proceedings before the courts of Hong Kong in connection with this Shares Charge; and

(b)	agrees that failure by a process agent to notify the Chargor of any process will not invalidate the proceedings concerned.

IN WITNESS WHEREOF this Shares Charge has been signed on behalf of the Administrative Agent and executed as a deed by the Chargor and is intended to be and is hereby delivered by the Chargor as a deed on the date specified above.

SCHEDULE 2

FORM OF ACKNOWLEDGMENT FROM NOMINEE

To:	CITIBANK. N.A. as Administrative Agent (the “Administrative Agent”, which expression shall include its successors, assigns and transferees) under a shares charge dated [—] 2012 entered into by the Chargor
Date:

Dear Sirs,

At the request of BCF S.A.S. (the “Chargor”), I/we hereby:

1.	warrant and confirm that I am/we are the registered holder(s) of [insert number and description of relevant Shares] in Sino Concept Technology Limited (the “Share[s]”) and am/are holding the Share[s] as nominee for and on behalf of the Chargor;

2.	acknowledge that the Chargor has, pursuant to a shares charge (as amended from time to time the “Shares Charge”) dated [ ] 2012 between the Chargor and Credit Suisse as Administrative Agent, charged the Share[s] in favour of the Administrative Agent as security upon the terms and conditions specified therein;

3.	undertake that I/we shall, upon and at all times after being requested by the Administrative Agent to do so in connection with the enforcement of the security constituted by the Shares Charge in respect of the Share[s], hold the Share[s] on trust for the Administrative Agent (or any other person whom the Administrative Agent may nominate);

4.	undertake that I/we shall, upon being requested by the Administrative Agent to do so in connection with the enforcement of the security constituted by the Shares Charge in respect of the Share[s], transfer the legal title in the Share[s] to the Administrative Agent (or any other person whom that Administrative Agent may nominate) and do all acts and execute all documents as may be necessary and/or as the Administrative Agent may require for such purpose; and

5	irrevocably and unconditionally appoint the Administrative Agent and any Receiver (as defined in the Shares Charge) severally to be my/our attorney on the terms of Clauses 13 and 22.2 of the relevant Shares Charge (mutatis mutandis) as if I was/we were the Chargor, and undertake to execute such further powers of attorney in such form as the Administrative Agent may reasonably require from time to time.

[in the case where the relevant nominee is a company incorporated in Hong Kong or a company incorporated outside Hong Kong which has a common seal]

THE COMMON SEAL of	)
[name of relevant nominee]	)
was hereunto affixed	)
in the presence of	)

[in the case where the relevant nominee is a company incorporated outside Hong Kong which does not have any common seal]

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of relevant authorised signatory]	)
for and on behalf of	)
[name of relevant nominee]	)
in the presence of	)

Witness:

[in the case where the relevant nominee is an individual]

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of relevant nominee]	)
in the presence of	)

Witness:

Name of Witness:

Address:

Occupation:

EXECUTION

The Chargor
SIGNED, SEALED and DELIVERED	)
as a DEED by	)
for and on behalf of	)
BCF S.A.S.	)
in the presence of	)

Witness:	JALERIE BROUDUET

Name of Witness:	616 RUE SAMUEL MORSE 34000 MONTPELLIER, FRANCE
Address:
Occupation:

The Administrative Agent

CITIBANK, N.A.
by

Name:	Michael Zicari
Title:	Vice President